Exhibit 23.3

Consent of Independent Auditor

To the Members of

Panther Creek Power Operating LLC

Nesquehoning, PA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated June 11, 2021, relating to the financial statements of Panther Creek Power Operating LLC appearing in the Stronghold Digital Mining, Inc.’s Registration Statement No. 333-258188 on Form S-1, as amended. Our report contains an explanatory paragraph regarding Panther Creek Power Operating LLC’s ability to continue as a going concern.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

October 25, 2021